Exhibit 99.1

THE HOWARD HUGHES CORPORATION REPORTS SECOND QUARTER 2014 RESULTS

Second Quarter Highlights

•                  Second quarter 2014 net income increased 50.8%, or $21.4 million to $63.5 million, excluding the $(67.4) million non-cash warrant loss and $(10.9) million non-cash reduction in the tax indemnity receivable, compared to the second quarter 2013 net income of $42.1 million, excluding the $(111.2) million non-cash warrant loss and $(7.5) million non-cash reduction in the tax indemnity receivable.

•                  Master Planned Community (“MPC”) land sales increased 123.3% to $151.2 million for the second quarter 2014 compared to $67.7 million for the second quarter 2013 due primarily to $88.0 million of commercial land sales at The Woodlands in the second quarter 2014.  Average price per superpad acre sold at Summerlin increased 40.3% to $519,000 for the second quarter 2014 compared to $370,000 for the second quarter 2013.

•                  Net operating income (“NOI”) for our income-producing Operating Assets increased 15.9% to $18.2 million for the second quarter 2014, compared to $15.7 million for the second quarter 2013.  South Street Seaport NOI has been excluded from income-producing Operating Assets NOI because it is substantially shut down and under redevelopment.

•                  HHC announced the October 9, 2014 opening date for Downtown Summerlin, our 1.6 million square foot mixed-use development in the heart of the Summerlin MPC.

•                  HHC began construction on the 171-unit Waiea condominium tower at Ward Village. Waiea is expected to be completed by the end of 2016.

•                  HHC announced a joint venture with Discovery Land Company, the world’s leading developer of private clubs and luxury communities, to develop an exclusive luxury community on approximately 550 acres of our land within the Summerlin MPC.

•                  HHC started construction of a 40,000 square foot Whole Foods Market in Hughes Landing with an expected opening date by mid-2015.

•                  HHC acquired approximately 1,343 acres of undeveloped land located 13 miles north of The Woodlands and adjacent to Interstate 45 for $67.3 million, and have under contract 652 adjacent acres. We plan to develop over 4,600 single family residential lots on the combined properties with the first lots expected to be delivered in 2016.

•                  HHC closed a $20.0 million non-recourse refinancing for the 70 Columbia Corporate Center office building in Columbia, MD. The loan is at LIBOR plus 2.25% with a July 2019 final maturity date.

•                  HHC closed a $143.0 million non-recourse construction financing for two Class A office buildings totaling 647,000 square feet.  The loan is at LIBOR plus 1.90% with a June 2019 final maturity date.  ExxonMobil has pre-leased 478,000 square feet and has an option for the remainder of the space.

•                  HHC closed a $311.8 million financing for the construction of the Downtown Summerlin development.  At closing we received $106.5 million of net proceeds representing a portion of the development costs invested in the project by us prior to closing on the loan.  The loan is at LIBOR plus 2.25% with a July 2019 final maturity date.

•                  HHC commenced construction of a 302-room Westin Hotel overlooking The Woodlands Waterway in the Woodlands Town Center.  The hotel is expected to be completed and open in the fourth quarter of 2015.

•                  HHC acquired the fee interest underlying our 110 N. Wacker office building for $12.3 million on July 18, 2014.

•                  HHC sold Redlands Mall, a non-core retail asset, for $6.9 million on July 25, 2014.  The gain on the sale is expected to be immaterial.

*Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.

DALLAS, August 7, 2014 - The Howard Hughes Corporation (NYSE: HHC) or (the “Company” or “we”) today announced its results for the second quarter 2014.

For the three months ended June 30, 2014, net loss attributable to common stockholders was $(14.8) million, or $(0.37) per diluted common share, compared with net loss attributable to common stockholders of $(76.6) million, or $(1.94) per diluted common share for the three months ended June 30, 2013.  Second quarter 2014 net loss attributable to common stockholders includes a $(67.4) million non-cash warrant loss and a $(10.9) million non-cash reduction in the tax indemnity receivable.  Excluding these non-cash charges, net income attributable to common stockholders was $63.5 million or $1.48 per diluted common share for the second quarter 2014.  Excluding the $(111.2) million non-cash warrant loss and $(7.5) million non-cash reduction in tax indemnity receivable, net income attributable to common stockholders was $42.1 million, or $1.00 per diluted common share for the second quarter 2013.

Beginning with our June 30, 2014 financial results, we are presenting our development-related marketing costs separately on our statement of operations.  These costs relate to active development projects but, similar to demolition costs, are expensed as incurred rather than capitalized.  Development-related marketing costs increased $4.6 million to $5.3 million for the three months ended June 30, 2014 compared to $0.7 million for the same period in 2013. The increases are primarily due to development activities at the South Street Seaport, Ward Village and the Outlet Collection at Riverwalk.

David R. Weinreb, CEO of The Howard Hughes Corporation, stated, “The grand opening of the Outlet Collection at Riverwalk this quarter highlights our ability to transform an underappreciated asset into what we believe will be a very successful high-end urban outlet center.  The development required imagination, determination and skill in dealing with multiple constituencies to transform a building originally constructed for the 1984 World’s Fair into a destination shopping location for New Orleans residents and tourists.   Over one million people have visited the property since its grand opening, and early results from our retailers indicate their store performance is significantly exceeding expectations.”

Mr. Weinreb continued, “The MPC business again delivered impressive results.  Land prices in Houston and Las Vegas continue to increase, driven primarily by a scarcity of supply and also, in the case of Houston, very strong population and economic growth.  We remain optimistic that the trend will continue and that the completion of our Downtown Summerlin development will further positively differentiate our MPC from the rest of the Las Vegas market.”

Business Segment Operating Results

For comparative purposes, Master Planned Communities (“MPC”) land sales and net operating income (“NOI”) from our Operating Assets segment are presented in the Supplemental Information contained in this earnings release. For a reconciliation of Operating Assets NOI to Operating Assets real estate property earnings before taxes (“REP EBT”), Operating Assets REP EBT to GAAP-basis net income (loss), and segment-basis MPC land sales revenue to GAAP-basis land sales revenue, please refer to the Supplemental Information contained in this earnings release.  Non-recourse debt means that the debt is non-recourse to The Howard Hughes Corporation, but is recourse to the asset securing such debt and/or the subsidiary entity owning such asset.  All construction cost estimates presented herein are exclusive of land costs.

Master Planned Communities Highlights

Land sales in our MPC segment, excluding deferred land sales and other revenue, increased 123.3%, or $83.5 million, to $151.2 million for the three months ended June 30, 2014, as compared to $67.7 million for the same period in 2013.

The Woodlands land sales increased $65.0 million, or 156.3%, to $106.6 million for the three months ended June 30, 2014 compared to $41.6 million for the same period in 2013. The increase was due primarily to higher commercial land sales of $88.0 million for the three months ended June 30, 2014, including a $70.6 million sale of 58.9 acres to a major hospital and the sale of three retail sites for $17.4 million, compared with no commercial land sales in the second quarter 2013.  This increase was partially offset by lower residential land sales of $22.8 million for the three months ended June 30, 2014, primarily due to the timing of lot deliveries which can vary significantly from quarter to quarter. The market for residential land in The Woodlands remains strong. The average price per detached single family acre at The Woodlands increased 10.0%, or $62,000 to $683,000 for the three months ended June 30, 2014 compared to $621,000 for the same period in 2013.  Average price per detached single family finished lot decreased slightly from $168,000 to $163,000 due to smaller average lot sizes sold in the second quarter 2014 compared to second quarter 2013.

Bridgeland land sales increased $4.8 million, or 252.6%, to $6.7 million for the three months ended June 30, 2014, compared to $1.9 million for the same period in 2013. The increase in lot sales revenues for the three months ended June 30, 2014, compared to the same period in 2013, relates primarily to our now having the ability to develop new lots now that we have received a long anticipated wetlands permit in early 2014.  Finished lot development will continue to increase significantly throughout 2014, with lot sales expected to be weighted toward the fourth quarter. In the second quarter of 2014, we received bids from, and subsequently contracted with, homebuilders for the sale of 509 lots at an average price of $90,000 per lot, approximately 17.4% higher than the average finished lot prices during 2013, of which we currently expect 429 of these lots to close in 2014.

Summerlin’s land sales revenue increased $13.6 million, or 56.1%, to $37.9 million for the three months ended June 30, 2014, compared to $24.3 million for the same period in 2013, primarily resulting from a 40.3% increase in the average price per superpad acre sold during this period. Homebuilder demand for land in Summerlin continues to remain strong.  The average price per superpad acre increased $149,000 to $519,000 for the three months ended June 30, 2014, compared to $370,000 for the same period in 2013.  Increasing land prices are primarily due to a scarcity of attractive developable residential land in the Las Vegas market, the continued growth in demand for new housing, and the low levels of inventory held by Summerlin homebuilders.

In May 2014, we acquired 1,343 acres of undeveloped land located 13 miles north of The Woodlands for approximately $67.3 million and entered in to a contract to acquire an additional 652 adjacent acres from a different seller.  The second purchase is expected to close in September 2014. We have preliminarily planned for approximately 1,834 acres of residential and 161 acres of commercial development on the combined sites, and currently estimate that the residential acres will yield over 4,600 lots. The first lots are expected to be finished and sold in 2016.  The actual timing of development and sellout will be subject to several conditions, including market demand for residential lots and commercial properties.

During the second quarter 2014, we announced a joint venture with Discovery Land Company, a leading developer of private clubs and luxury communities, to develop an exclusive luxury community on approximately 550 acres of land within the Summerlin MPC. Formalization of the venture, economics and commencement of development are subject to a number of conditions, including mapping and obtaining entitlements for the land to be contributed to the venture.  Assuming successful completion of these conditions, development is expected to begin in mid-2015 with the first lot and home sales expected to begin in late 2015.

Operating Assets Highlights

NOI from our combined retail, office and resort and conference center and multi-family properties was $18.2 million for the three months ended June 30, 2014 as compared to NOI of $15.7 million for the three months ended June 30, 2013. We refer to these properties as our “income-producing Operating Assets.”  These amounts include our share of NOI from our non-consolidated ventures of $0.8 million and $0.4 million for the three months ended June 30, 2014 and 2013, respectively, and exclude NOI for all periods from properties that are substantially closed for redevelopment and/or were sold during the period.  Increases in NOI of $3.0 million attributable to placing One Hughes Landing and 3 Waterway Square into service in 2013 and smaller increases totaling $2.2 million from various other properties and our non-consolidated ventures were partially offset by lower NOI at The Woodlands Resort & Conference Center of $(1.6) million due to ongoing renovation and redevelopment and a $(1.1) million lease termination fee at the Outlet Collection at Riverwalk.

In May of 2014, we opened the Outlet Collection at Riverwalk, an urban upscale outlet center located in New Orleans, Louisiana. We believe the Outlet Collection at Riverwalk is the nation’s first outlet center located in the downtown of a major city. The redevelopment features a tenant mix of top national retailers with established outlet stores, local retailers, several dining and entertainment options and an expansion of the current leasable area by approximately 50,000 square feet to 250,000 square feet. At opening, the center was 99.2% leased. Total development costs are expected to be approximately $84 million

(exclusive of our land value).  As of June 30, 2014, we have incurred $74.9 million of development costs of which $1.0 million were demolition costs that we expensed as incurred.  The project is financed by a $64.4 million partial recourse construction loan bearing interest at one-month LIBOR plus 2.75% with a final maturity date of October 2018.  We expect the property to reach stabilized annual NOI of approximately $7.8 million, based on leases in place, by early 2017.

The South Street Seaport continues to partially operate while redevelopment of Pier 17 is underway and remediation and repairs to the historic area from Superstorm Sandy continue.  During the second quarter 2014, we received $5.3 million of insurance proceeds, which are excluded from NOI and recognized as other income in our Condensed Consolidated Statement of Operations.  We have received a total of $47.5 million of insurance proceeds from the inception of this claim through August 6, 2014 and are continuing to work with the insurance carriers to resolve the balance of our claim.

On November 20, 2013, we announced plans for further redevelopment of the South Street Seaport district which includes approximately 700,000 square feet of additional space, East River Esplanade improvements, a marina, restoration of the historic Tin Building, the creation of a dynamic food market, replacement of wooden platform piers adjacent to Pier 17 and a newly constructed mixed-use building. The plans are subject to a Uniform Land Use Review Procedure that requires approval by the New York City Council, the New York City Landmarks Preservation Commission and various other government agencies. We expect to begin the formal approval process in the fourth quarter of 2014.

Strategic Developments Highlights

Pre-sales for the first two market-rate residential condominium towers at Ward Village began on February 1, 2014.  Pre-sales are subject to a 30-day rescission period, and the buyers are required to make a deposit equal to 5% of the purchase price at signing and an additional 5% deposit 30 days later at which point their total deposit of 10% of the purchase price becomes non-refundable. Buyers are required to make an additional 10% deposit within approximately four months of signing.  As of August 1, 2014, we had received $122 million of buyer deposits, representing $738 million of gross sales revenue assuming the buyers close on the units when completed. As of August 1, 2014, approximately 65% of the 482 total units in the two towers have been contracted and passed their 30-day rescission period for which the buyers have made 10% non-refundable deposits (71% in the Waiea tower and 61% in the Anaha tower).  Including signed contracts that have not passed their 30-day rescission period, approximately 72% of total units have been sold (80% in Waiea and 68% in Anaha).

Construction at ONE Ala Moana, a 206-unit luxury condominium tower being developed in a 50/50 joint venture, is now 70% complete with an expected opening in the fourth quarter of 2014.  For the three months ended June 30, 2014 our share of One Ala Moana’s earnings, which are recorded on a percentage of completion basis, was $5.7 million.

Construction is on schedule at our 1.6 million square foot Downtown Summerlin mixed-use project which is scheduled to open on October 9, 2014.  Development costs are expected to total approximately $391 million, of which $259.7 million has been incurred through June 30, 2014.  On July 15, 2014 we closed on a three year $312 million partial recourse construction loan bearing interest at one-month LIBOR plus

2.25% with a final maturity date of July 2019, and received $106.5 million of net cash proceeds at closing.

In June 2014, we began construction on The Westin, The Woodlands, a 302-room hotel to be developed, owned and managed by us. The hotel will be located within The Woodlands Town Center and will overlook Woodlands Waterway.  It will also feature a 150-seat restaurant, lobby bar and second level pool deck and bar, with direct access to The Fountains at Waterway Square. Total development costs are expected to be approximately $97 million when the project is completed at the end of 2015, and we have incurred $6.3 million of development costs through June 30, 2014. On August 6, 2014, we closed on a $69.3 million non-recourse construction loan at one-month LIBOR plus 2.65% with a final maturity date of August 2019.

As of June 30, 2014, we have incurred $29.9 million of development costs for the construction of Two Hughes Landing, the second Class A office building in Hughes Landing.  Total development costs are expected to be approximately $49 million and we expect construction to be completed during the third quarter of 2014.  As of August 1, 2014, the project is 62.7% pre-leased.

As of June 30, 2014, we have incurred $14.1 million of development costs for the construction of Hughes Landing Retail, the 123,000 square foot retail component of Hughes Landing. Total development costs are expected to be approximately $36.6 million.  The first phase of the project is expected to be completed in the fourth quarter of 2014 with the majority of the restaurants on restaurant row opening during the first quarter 2015. As of August 1, 2014, the project is 57.1% pre-leased.

For a more complete description of all of our Strategic Developments please refer to “Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Strategic Developments” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2014.

About The Howard Hughes Corporation

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the United States. Our properties include master planned communities, commercial mixed-use, retail and office properties, development opportunities and other unique assets spanning 16 states from New York to Hawai’i. The Howard Hughes Corporation is traded on the New York Stock Exchange under the ticker symbol “HHC” and is headquartered in Dallas, Texas. For more information, visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize,” “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. These factors include (1) the percentage of buyers who made the non-refundable deposits who close on their units and (2) whether tenants exercise their option to take additional space in our property. We caution you not to place undue reliance on the forward-looking statements contained in this release and do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release except as required by law.

For more information, contact:

The Howard Hughes Corporation

Caryn Kboudi, 214-741-7744

caryn.kboudi@howardhughes.com

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Revenues:
Master Planned Community land sales	$153,164	$66,021	$200,835	$113,247
Builder price participation	3,843	2,426	7,940	3,701
Minimum rents	22,189	20,134	42,549	39,060
Tenant recoveries	6,893	5,065	12,908	10,390
Condominium rights and unit sales	4,358	30,381	7,484	30,381
Resort and conference center revenues	9,622	11,270	19,048	22,374
Other land revenues	2,698	3,830	5,210	6,632
Other rental and property revenues	6,864	6,635	12,310	10,068
Total revenues	209,631	145,762	308,284	235,853
Expenses:
Master Planned Community cost of sales	42,719	29,854	65,797	55,553
Master Planned Community operations	11,389	9,794	20,650	18,291
Other property operating costs	16,600	16,340	30,405	31,800
Rental property real estate taxes	4,241	3,359	7,981	7,116
Rental property maintenance costs	2,174	2,143	4,089	3,948
Condominium rights and unit cost of sales	2,191	15,272	3,762	15,272
Resort and conference center operations	6,412	7,680	13,923	15,156
Provision for doubtful accounts	31	277	174	706
Demolition costs	3,435	—	5,951	—
Development-related marketing costs	5,299	658	9,522	721
General and administrative	17,497	11,225	34,379	22,392
Other income	(5,611)	(5,410)	(16,059)	(5,410)
Depreciation and amortization	11,473	6,780	21,982	13,224
Total expenses	117,850	97,972	202,556	178,769

Operating income	91,781	47,790	105,728	57,084

Interest income	18,625	2,067	20,813	4,423
Interest expense	(8,897)	—	(16,218)	(143)
Warrant liability loss	(67,370)	(111,200)	(163,810)	(144,227)
Reduction in tax indemnity receivable	(10,927)	(7,499)	(10,927)	(9,403)
Equity in earnings from Real Estate and Other Affiliates	6,587	5,707	12,655	8,440
Income (loss) before taxes	29,799	(63,135)	(51,759)	(83,826)
Provision for income taxes	44,532	13,361	49,305	15,840
Net loss	(14,733)	(76,496)	(101,064)	(99,666)
Net income attributable to noncontrolling interests	(27)	(58)	(12)	(12)
Net loss attributable to common stockholders	$(14,760)	$(76,554)	$(101,076)	$(99,678)

Basic loss per share:	$(0.37)	$(1.94)	$(2.56)	$(2.53)

Diluted loss per share:	$(0.37)	$(1.94)	$(2.56)	$(2.53)

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	June 30,	December 31,
	2014	2013
	(In thousands, except share amounts)
Assets:
Investment in real estate:
Master Planned Community assets	$1,603,361	$1,537,758
Land	244,041	244,041
Buildings and equipment	846,934	754,878
Less: accumulated depreciation	(128,053)	(111,728)
Developments	767,859	488,156
Net property and equipment	3,334,142	2,913,105
Investment in Real Estate and Other Affiliates	77,284	61,021
Net investment in real estate	3,411,426	2,974,126
Cash and cash equivalents	739,568	894,948
Accounts receivable, net	25,179	21,409
Municipal Utility District receivables, net	116,201	125,830
Notes receivable, net	14,385	20,554
Tax indemnity receivable, including interest	329,813	320,494
Deferred expenses, net	61,107	36,567
Prepaid expenses and other assets, net	282,902	173,940
Total assets	$4,980,581	$4,567,868

Liabilities:
Mortgages, notes and loans payable	$1,639,133	$1,514,623
Deferred tax liabilities	55,548	89,365
Warrant liabilities	469,370	305,560
Uncertain tax position liability	217,473	129,183
Accounts payable and accrued expenses	451,228	283,991
Total liabilities	2,832,752	2,322,722

Commitments and Contingencies (see Note 14)

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 39,638,094 shares issued and outstanding as of June 30, 2014 and 39,576,344 shares issued and outstanding as of December 31, 2013	396	396
Additional paid-in capital	2,833,631	2,829,813
Accumulated deficit	(684,479)	(583,403)
Accumulated other comprehensive loss	(8,281)	(8,222)
Total stockholders’ equity	2,141,267	2,238,584
Noncontrolling interests	6,562	6,562
Total equity	2,147,829	2,245,146
Total liabilities and equity	$4,980,581	$4,567,868

Supplemental Information

June 30, 2014

As our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is real estate property earnings before taxes (“REP EBT”), which represents the operating revenues of the properties less property operating expenses. REP EBT, as it relates to our business, is defined as net income (loss) excluding general and administrative expenses, corporate interest income and depreciation expense, provision for income taxes, warrant liability loss, changes in the tax indemnity receivable and other income. We present REP EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, REP EBT should not be considered as an alternative to GAAP net income (loss).

Reconciliation of REP EBT to GAAP-net	Three Months Ended June 30,		Six Months Ended June 30,
income (loss)	2014	2013	2014	2013
	(In thousands)		(In thousands)

REP EBT	$116,378	$61,065	$152,022	$84,042
General and administrative	(17,497)	(11,225)	(34,379)	(22,392)
Corporate interest (expense)/income, net	4,829	1,594	(6,151)	4,300
Warrant liability loss	(67,370)	(111,200)	(163,810)	(144,227)
Provision for income taxes	(44,532)	(13,361)	(49,305)	(15,840)
Reduction in tax indemnity receivable	(10,927)	(7,499)	(10,927)	(9,403)
Corporate other income	5,611	4,456	13,686	4,456
Corporate depreciation	(1,225)	(326)	(2,200)	(602)
Net loss	$(14,733)	$(76,496)	$(101,064)	$(99,666)

MPC Land Sales Summary

Three Months Ended June 30, 2014

	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Columbia
No land sales	$—	$—	—	—	—	—	$—	$—	$—	$—

Bridgeland
Residential
Single family - detached	6,705	1,869	15.6	6.0	60	28	430	312	112	67

Summerlin
Residential
Superpad sites	27,285	20,434	52.6	55.2	285	272	519	370	96	75
Custom lots	4,200	1,733	3.7	1.7	7	4	1,135	1,019	600	433
Single family - detached	6,370	2,086	6.1	2.7	35	25	1,044	773	182	83
	37,855	24,253	62.4	59.6	327	301	607	407	116	81

The Woodlands
Residential
Single family - detached	16,266	40,581	23.8	65.4	100	241	683	621	163	168
Single family - attached	2,388	872	3.3	2.1	40	22	724	415	60	40
Commercial
Medical	70,550	—	58.9	—	—	—	1,198	—	—	—
Retail	17,401	—	30.3	—	—	—	574	—	—	—
Other	—	135	—	0.7	—	—	—	193	—	—
	106,605	41,588	116.3	68.2	140	263	917	610	133	158
Total acreage sales revenue	151,165	67,710	194.3	133.8	527	592

Deferred revenue	(2,267)	(6,055)
Special Improvement District revenue *	4,266	4,366
Total segment land sale revenue - GAAP basis	$153,164	$66,021

* Applicable exclusively to Summerlin.

MPC Land Sales Summary

Six Months Ended June 30, 2014

	Land Sales		Acres Sold		Number of Lots/Units		Price per Acre		Price per Lot/Units
($ in thousands)	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013

Columbia
No land sales	$—	$—	—	—	—	—	$—	$—	$—	$—

Bridgeland
Residential
Single family - detached	6,841	5,458	16.1	18.0	63	80	425	303	109	68

Summerlin
Residential
Super Pad sites	43,566	41,509	83.9	143.0	406	673	519	290	107	62
Custom lots	9,236	2,740	7.5	2.9	15	6	1,231	945	616	457
Single family - detached	11,170	8,185	13.0	11.1	60	88	859	737	186	93
Commercial
Other	2,250	—	10.0	—	—	—	225	—	—	—
	66,222	52,434	114.4	157.0	481	767	579	334	133	68

The Woodlands
Residential
Single family - detached	33,537	52,812	47.7	90.6	183	353	703	583	183	150
Single family - attached	3,326	1,574	4.6	3.8	54	40	723	414	62	39
Commercial
Medical	70,550	—	58.9	—	—	—	1,198	—	—	—
Retail	17,401	—	30.3	—	—	—	574	—	—	—
Other	—	135	—	0.7	—	—	—	193	—	—
	124,814	54,521	141.5	95.1	237	393	882	573	156	139
Total acreage sales revenue	197,877	112,413	272.0	270.1	781	1,240

Deferred revenue	(3,925)	(7,659)
Special Improvement District revenue *	6,883	8,493
Total segment land sale revenue - GAAP basis	$200,835	$113,247

* Applicable exclusively to Summerlin.

Operating Assets Net Operating Income

The Company believes that NOI is a useful supplemental measure of the performance of our Operating Assets because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in occupancy rates, rental rates, and operating costs. We define NOI as revenues (rental income, tenant recoveries and other income) less expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI also excludes straight line rents and tenant incentives amortization, net interest expense, depreciation, ground rent, other amortization expenses, and equity in earnings from Real Estate and Other Affiliates.

We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results, gross margins and investment returns.

Although we believe that NOI provides useful information to the investors about the performance of our Operating Assets due to the exclusions noted above, NOI should only be used as an alternative measure of the financial performance of such assets and not as an alternative to GAAP net income (loss).

Beginning in the second quarter 2014, we reclassified certain retail Operating Assets that are substantially shutdown due to redevelopment-related construction activities underway to the Redevelopments section.

Operating Assets NOI and REP EBT

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Retail
Cottonwood Square	$180	$143	$333	$243
Landmark Mall (a)	75	251	624	394
Outlet Collection at Riverwalk (b)	(1,221)	(338)	(1,473)	(771)
Park West (c)	524	281	1,088	564
Ward Village	6,171	5,883	11,800	11,862
20/25 Waterway Avenue	343	276	764	590
Waterway Garage Retail	164	84	332	71
Total Retail	6,236	6,580	13,468	12,953
Office
70 Columbia Corporate Center (d)	525	91	669	143
Columbia Office Properties (e)	596	271	684	663
2201 Lake Woodlands Drive	137	(73)	104	(31)
One Hughes Landing (f)	1,491	—	1,960	—
9303 New Trails	553	452	1,020	929
110 N. Wacker	1,514	1,508	3,034	3,004
4 Waterway Square	1,407	1,372	2,848	2,973
3 Waterway Square (f)	1,560	71	3,127	71
1400 Woodloch Forest	293	287	533	669
Total Office	8,076	3,979	13,979	8,421

Millennium Waterway Apartments	1,112	1,181	2,172	2,377
The Woodlands Resort & Conference Center (g)	2,005	3,590	3,920	7,218
Total Retail, Office, Multi-family, Resort & Conference Center	17,429	15,330	33,539	30,969

The Club at Carlton Woods	(799)	(497)	(2,012)	(1,615)
The Woodlands Ground leases	112	121	222	224
The Woodlands Parking Garages	(110)	(240)	(289)	(404)
Other Properties	251	(67)	531	(131)
Total Other	(546)	(683)	(1,548)	(1,926)
Operating Assets NOI - Consolidated and Owned as of June 30, 2014	16,883	14,647	31,991	29,043

Redevelopments
South Street Seaport (h)	(1,734)	(1,776)	(3,956)	(3,437)
Total Operating Asset Redevelopments	(1,734)	(1,776)	(3,956)	(3,437)

Dispositions
Rio West Mall (i)	30	292	79	638
Total Operating Asset Dispositions	30	292	79	638
Total Operating Assets NOI - Consolidated	15,179	13,163	28,114	26,244

Straight-line lease amortization (j)	(537)	444	(973)	267
Demolition costs (k)	(3,434)	—	(5,928)	—
Depreciation and amortization (l)	(9,531)	(6,398)	(18,541)	(12,516)
Write-off of lease intangibles and other (m)	—	(392)	—	(2,505)
Equity in earnings from Real Estate and Other Affiliates (n)	767	363	2,572	3,096
Interest, net (o)	(3,917)	(3,849)	(5,842)	(10,608)
Total Operating Assets REP EBT (p)	$(1,473)	$3,331	$(598)	$3,978

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Operating Assets NOI - Equity and Cost Method Investments
Stewart Title (title company)	$861	$667	$1,059	$1,066
Summerlin Baseball Club Member, LLC	611	—	364	—
Woodlands Sarofim # 1	389	332	790	649
Total NOI - equity investees	1,861	999	2,213	1,715

Adjustments to NOI (q)	(48)	(36)	(79)	(69)
Equity Method Investments REP EBT	1,813	963	2,134	1,646
Less: Joint Venture Partner’s Share of REP EBT	(1,046)	(600)	(1,343)	(1,053)
Equity in earnings from Real Estate and Other Affiliates	767	363	791	593

Distributions from Summerlin Hospital Investment (n)	—	—	1,781	2,503
Segment equity in earnings from Real Estate and Other Affiliates	$767	$363	$2,572	$3,096

Company’s Share of Equity Method Investments NOI
Stewart Title (title company)	$431	$334	$530	$533
Summerlin Baseball Club Member, LLC	306	—	182	—
Woodlands Sarofim # 1	78	66	158	130
Total NOI - equity investees	$815	$400	$870	$663

	Economic	Six Months Ended June 30,
	Ownership	Debt	Cash
		(In thousands)
Stewart Title (title company)	50.00%	$—	$1,387
Summerlin Las Vegas Baseball Club	50.00%	—	581
Woodlands Sarofim #1	20.00%	6,395	560

(a)         The NOI decrease for the Landmark Mall for the three months ended June 30, 2014 compared to 2013 is primarily due to reduced rental rates on tenant renewals. Leasing is becoming more difficult due to increasing probability that the asset will be redeveloped in the near future. The NOI increase for the six months ended June 30, 2014 compared to 2013 is due to a favorable property tax settlement with the City of Alexandria for $0.7 million partially offset by reduced rental rates on tenant renewals.

(b)         The NOI decrease for the Outlet Collection at Riverwalk for the three and six months ended June 30, 2014 compared to 2013 is due to a $(1.1) million lease termination fee in the second quarter 2014. The asset was closed in July 2013 for redevelopment and was re-opened in May 2014. The remainder of the NOI losses, excluding the lease termination fee, are due to the closure for redevelopment of a substantial portion of the property during the periods reported.

(c)          The NOI increase for Park West for the three and six months ended June 30, 2014 compared to 2013 is due to increased occupancy from 71.2% to 77.6%.

(d)         The NOI increase for 70 Columbia Corporate Center for the three and six months ended June 30, 2014 compared to 2013 is due to increased occupancy from 58.9% to 94.7%.

(e)          The NOI increase for Columbia Office Properties for the three and six months ended June 30, 2014 compared to 2013 is due to a termination fee of $0.3 million received in second quarter 2014, partially offset by reduced revenues due to the relocation of a major tenant from one of our office buildings to 70 Columbia Corporate Center in second quarter of 2013.

(f)           Both One Hughes Landing and 3 Waterway Square were placed into service during mid-2013.

(g)          The NOI decrease for The Woodlands Resort & Conference Center for the three and six months ended June 30, 2014 compared to 2013 is due to lower occupied room nights and lower banquet and catering revenue resulting from the ongoing renovation project.

(h)         The NOI decrease for South Street Seaport for the six months ended June 30, 2014 compared to 2013 is due to the continued redevelopment of this property.

(i)             Rio West Mall was sold on September 30, 2013.

(j)            The decrease in straight-line lease amortization for the three and six months ended June 30, 2014 compared to 2013 is due to the end of free rent periods for several major tenants at Ward Village.

(k)         The demolition costs for the three and six months ended June 30, 2014 relate to the redevelopment and demolition of Pier 17 at South Street Seaport.

(l)             The increase in depreciation and amortization for the three and six months ended June 30, 2014 compared to 2013 is attributable to the acceleration of depreciation at Landmark Mall, Ward Village Block K and Block O due to redevelopment plans and placing One Hughes Landing and 3 Waterway Square into service in 2013.

(m)     The write-off of lease intangibles and other for the three and six months ended June 30, 2013 is primarily related to the write off of tenant improvements and lease commissions for a terminated tenant at 20/25 Waterway in the first quarter of 2013.

(n)         Equity in earnings from Real Estate and Other Affiliates decreased for the six months ended June 30, 2014 compared to the same period in 2013 due to the hospital’s revenue declining as a result of a higher mix of uninsured patients.

(o)         The decrease in interest, net for the six months ended June 30, 2014 compared to 2013 is due to the payoff of the 70 Columbia Corporate Center mortgage and elimination of lender’s participation interest, partially offset by additional interest expense at 3 Waterway Square and One Hughes Landing.

(p)         For a detailed breakdown of our Operating Asset segment REP EBT, please refer to Note 15 - Segments in the Condensed Consolidated Financial Statements.

(q)         Adjustments to NOI include straight-line rent and market lease amortization, demolition costs, depreciation and amortization and non-real estate taxes.